Exhibit 99.(d)(7)(i)

UBS FUNDS, ON BEHALF OF ITS SERIES,
UBS SUSTAINABLE DEVELOPMENT BANK BOND FUND
INVESTMENT ADVISORY AGREEMENT
AMENDMENT NUMBER ONE

THIS AMENDMENT is made as of the 1st day of March 2024, by and between The UBS Funds, a Delaware statutory trust (the “Trust”), and UBS Asset Management (Americas) LLC (formerly known as UBS Asset Management (Americas) Inc.) (“UBS AM”), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Trust and UBS AM have previously entered into an Investment Advisory Agreement, dated October 23, 2018 (the “Advisory Agreement”), pursuant to which UBS AM agreed to manage the investment and reinvestment of assets of the UBS Sustainable Development Bank Bond Fund, a series of the Trust;

WHEREAS, UBS AM has converted from a Delaware corporation to a Delaware limited liability company pursuant to Delaware statute, and has changed its name to “UBS Asset Management (Americas) LLC”; and

WHEREAS, the Trust’s Board of Trustees has approved an amendment to the Advisory Agreement to reflect such conversion;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.	All references to UBS Asset Management (Americas) Inc. in the Advisory Agreement are hereby revised to UBS Asset Management (Americas) LLC.

2.	The first sentence of the first paragraph of the Advisory Agreement is hereby revised to read as follows: “AGREEMENT made this 23rd day of October 2018, by and between The UBS Funds, a Delaware statutory trust (the “Trust”) and UBS Asset Management (Americas) LLC (formerly known as UBS Asset Management (Americas) Inc.), a Delaware limited liability company (the “Advisor”).

3.	The parties hereby further agree that no other provisions of the Advisory Agreement are in any way modified by this Amendment, and that all other provisions of the Advisory Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

THE UBS FUNDS		THE UBS FUNDS

By:	/s/ Mark E Carver	By:	/s/ Joanne Kilkeary
Name:	Mark E Carver	Name:	Joanne Kilkeary
Title:	President	Title:	Treasurer

UBS ASSET MANAGEMENT (AMERICAS) LLC		UBS ASSET MANAGEMENT (AMERICAS) LLC

By:	/s/ Eric Sanders	By:	/s/ Keith A. Weller
Name:	Eric Sanders	Name:	Keith A. Weller
Title:	Director and Associate General Counsel	Title:	Executive Director and Deputy General Counsel